EXECUTIVE OFFICER
SEVERANCE AGREEMENT

This Agreement is entered into as of the 18th day of December, 2024, by and between the FEDERAL HOME LOAN BANK OF PITTSBURGH, a corporation organized under the laws of the United States (the “Bank”) and David G. Paulson (the “Executive”).

WHEREAS, the Executive has been effective in his service to the Bank, and the Bank recognizes the valuable services that the Executive has rendered and desires to be assured that the Executive will continue active participation in the business of the Bank; and

WHEREAS, the Executive is willing to continue to serve the Bank but desires assurance that, in the event of any consolidation, change in control or reorganization of the Bank, he will continue to have the responsibility and status he has earned, either with the Bank or with a successor to the Bank; and

WHEREAS, in the event the Executive’s employment with the Bank terminates as described below in connection with any consolidation, change in control or reorganization of the Bank, such Executive shall be eligible to receive severance benefits under the terms and conditions of this Agreement in lieu of being eligible for benefits under any Bank severance policy.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Bank and the Executive hereby agree as follows:

1.    Definitions.

“Bank” shall mean the Federal Home Loan Bank of Pittsburgh and any other entity within the definition of “Bank” in Section 6(a) hereof.

“Cause” shall mean (i) the continued failure of the Executive to perform Executive’s duties with the Bank (other than any such failure resulting from Disability), after a demand for performance, pursuant to a resolution of the Bank’s Board of Directors, is delivered to the Executive by the Chair of the Board of Directors of the Bank, which specifically identifies the manner in which the Executive has not performed his duties, (ii) the personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); or (iii) the removal of the Executive for cause by the Federal Housing Finance Agency or by any successor agency, pursuant to 12 U.S.C. 1422b(a)(2) or a similar statute.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

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“Disability” shall mean, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from performing his duties with the Bank for an aggregate of six (6) months in a twelve (12) month period, and, within thirty (30) days after a Notice of Termination is thereafter given by the Bank to the Executive, the Executive shall not have returned to the full-time performance of the Executive’s duties.

“Good Reason” shall mean any of the following:

(i)    (a)    a material change in the Executive’s status, position, job title or principal duties and responsibilities as a key employee of the Bank; provided however, that a transfer to a comparable position or a promotion from the Executive’s status and position as in effect as of the date hereof (“Position”) shall not constitute Good Reason;

(b)    the assignment to the Executive of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position;

(c)    any removal of the Executive from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Executive’s employment for Cause or Disability, or as a result of the Executive’s death; or

(d)    the relocation of the Executive’s principal place of employment by the Bank to a location more than fifty (50) miles from the Executive’s principal place of employment as of the effective date of a Reorganization of the Bank.

(ii)    (a) a reduction by the Bank in the Executive’s base salary as in effect immediately prior to a Reorganization of the Bank, or (b) the Bank’s failure to increase (within twelve (12) months of the Executive’s last increase in base salary) the Executive’s base salary after a Reorganization in an amount which is not less than 50% of the average percentage increase in base salary for all officers of the Bank effected in the preceding twelve (12) months;

(iii)    (a) any failure by the Bank to continue in effect any plan or arrangement, including without limitation, benefit and incentive plans, in which the Executive is participating immediately prior to the Bank’s Reorganization (hereinafter referred to as “Plan” or “Plans”), unless such Plans have been replaced with similar benefits that are not materially less than the Executive’s benefits under such Plans, or (b) the taking of any action by the Bank which would materially adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Plan or in or under any fringe benefits enjoyed by the Executive immediately prior to the time of such Reorganization;

(iv)    any material breach by the Bank of any provisions of this Agreement or any other agreement with the Executive; or

(v)    any failure by the Bank or its successors and assigns to obtain the assumption of this Agreement by any successor or assign of the Bank.

“Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement upon which the Bank or the Executive, as the case may be, has relied for such termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Payment Determination Date” shall mean the effective date of the termination of the Executive’s employment with the Bank if such termination is an “Eligible Termination.”

“Reorganization” of the Bank shall mean the occurrence at any time of any of the following events (including an event that has been mandated by federal statute, rule, regulation or directive):

(i)    The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;

(ii)The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity;

(iii)The (a) functional consolidation of the Executive’s primary area of responsibility (referred to as a “Function”) with a function of another bank or other entity or (b) the outsourcing of such Function to another bank or other entity.

(iv)The liquidation or dissolution of the Bank.

“Release Agreement” shall mean the Bank’s standard release of claims agreement executed by the Bank and the Executive under which the Executive releases the Bank from claims arising during the Executive’s employment with the Bank.

“Retirement” shall mean the planned and voluntary termination by the Executive of his employment on or after reaching the earliest retirement age permitted by the Bank’s qualified retirement plans.

2.    Termination Scenarios.

(a)    Eligible Termination. If, at any time during the period beginning six (6) months before and ending twenty-four (24) months after the effective date of Reorganization,

(i)    Executive terminates employment with the Bank for Good Reason; or

(ii)    the Bank terminates Executive’s employment without Cause,

then, the Executive shall be entitled to the benefits provided in Section 4(a).

(b)    Non-Eligible Termination. For the avoidance of doubt, none of the following events shall result in any payment to the Executive for an Eligible Termination under Section 4(a):

(i)    The termination of employment by the Executive without Good Reason;

(ii)    The termination of the Executive’s employment for Cause by the Bank;

(iii)    The termination of the Executive’s employment without Cause by the Bank or by the Executive with Good Reason (1) more than six (6) months prior to the effective date of a Reorganization, or (2) more than twenty-four (24) months after the effective date of such Reorganization;

(iv)    The termination of the Executive’s employment by the Bank for Disability;

(v)    The death of the Executive; or

(vi)    The Retirement of the Executive.

3.    Termination of Employment.

(a)    Termination by the Bank. The Bank may terminate the employment of the Executive as follows:

(i)    For Cause upon the adoption of a resolution by the affirmative vote of not less than a majority of the entire membership of the Bank’s Board of Directors at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard by the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the definition of “Cause” in Section 1 hereof and specifying the particulars thereof in detail. A vote of the Board is not required if the Executive is removed for cause by the Federal Housing Finance Agency or a successor agency pursuant to 12 U.S.C. 1422b(a)(2) or a similar statute;

(ii)    Without Cause;

(iii)    Upon the Disability of the Executive; and

(iv)    Upon the death of the Executive.

(b)    Termination by Executive. The Executive may terminate his employment with the Bank as follows:

(i)    For Good Reason;

(ii)    Without Good Reason; or

(iii)    Upon the Executive’s Retirement, in which case the Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Executive is a party.

(c)    Preservation of Eligible Termination. The provisions of Sections 3(a) and 3(b) are included in this Agreement for clarification of the rights of termination of the employment relationship between the Bank and the Executive, but such provisions shall not prejudice the Executive’s right to receive payments or benefits required to be provided to the Executive if any such termination is an Eligible Termination.

(d)    Notice of Termination.

(i)    Any termination by the Bank for Disability or Cause shall be communicated by a Notice of Termination; provided, however, that the failure by the Bank to give notice in such circumstances shall not constitute an Eligible Termination.

(ii)    Any termination of employment by the Executive for Good Reason will be an Eligible Termination only if the Executive gives Notice of Termination to the Bank therefor within ninety (90) days of the event or occurrence which constitutes Good Reason; provided, further, that, if the Executive gives such notice of termination to the Bank in a timely manner, the Executive shall not be deemed to have waived any of his rights hereunder in the event he remains in the employment of the Bank while he and the Bank engage in good faith discussions to resolve any event or occurrence which constitutes Good Reason. The Bank has a thirty (30) day period following receipt of notice during which it may remedy the condition and not be required to treat the condition as Good Reason.

(iii)    Any termination by the Bank without Cause or by the Executive without Good Reason shall be communicated to the other party in accordance with the general notice provisions of this Agreement.

4.    Payment for Eligible Termination.

(a)    In the event of an Eligible Termination, the Bank shall pay or provide the Executive the following:

(i)    an amount equal to 2.99 times the base salary of the Executive in the calendar year of separation from the Bank;

(ii)    an amount equal to (A) 2.99 times the payout award the Executive could have received at target in the calendar year of separation from the Bank under the variable incentive compensation plan, plus (B) a prorated target variable incentive award for the year of the termination with such proration determined based on the number of calendar days of employment completed by the executive in such fiscal year over three hundred sixty five (365);

(iii)    (A) twelve (12) months of individualized executive outplacement services, plus (B) an amount equal to $15,000 to provide tax planning, plus (C) an amount equivalent to 18 months of the Bank’s contribution to medical coverage for its active employees.

(iv)    an amount equal to three (3) times six percent of the Executive’s annual compensation (as defined in the Supplemental Thrift Plan) at the time of separation from the Bank; plus

(v)an amount equal to the value of the benefit under (A) the Pentegra Financial Institution Retirement Fund and (B) Section 3.2 of the Supplemental Executive Retirement Plan ("SERP") with the benefit under Section 3.2 being calculated as if:
(w)the Executive had three (3) additional years of service at the same annual compensation (as defined in the SERP) and age at the time of separation from the Bank; and

(x)the SERP continued in effect without change in accordance with its terms as in effect on the date immediately preceding the date of a Reorganization.

This amount under this Section 4(a)(v) shall be equal to the difference in the lump sum payment the Executive is eligible to receive with the assumptions under (w) and (x) and the lump sum payment the Executive would otherwise be entitled to receive without the assumptions provided under (w) and (x).

(b)    Payments on Eligible Termination. Subject to section 4(e) below, the amounts provided under Section 4(a)(i). 4(a)(ii), 4(a)(iii)(B), 4(a)(iv) and 4(a)(v) above shall be distributed to the Executive in a lump sum within sixty (60) days of the Payment Determination Date.

The Bank shall directly pay the cost of the outplacement benefit provided for in 4(a)(iii) above. The additional years of service and age recognized under Section 4(a)(v) also shall be recognized for purposes of the Bank’s retiree medical plan.

(c)    Notwithstanding Section 4(a), if the Bank is not in compliance with any applicable regulatory capital or regulatory leverage requirement or if the payment would cause the Bank to fall below applicable regulatory requirements, such payment shall be deferred until such time as the Bank achieves compliance with its regulatory requirement.

(d)    The Executive shall be responsible for the payment of all federal, state and local income taxes which may be due with respect to any payments made to the Executive pursuant to this Agreement.

(e)    The Executive shall be required to execute the Bank’s standard Release Agreement as a condition precedent to receiving the payments stated herein. The Executive shall execute such Release Agreement no later than sixty (60) days after termination of employment, and if such sixty (60) day period spans calendar years, the payments provided under this Agreement shall commence in the later calendar year.

(f)    Notwithstanding any other provision of this Agreement, if (i) any of the payments that would be made to the Executive under Section 4 hereof and any other payments the Executive would receive from the Bank constitute “parachute payments” as defined by the Code in Section 280G (such payments, collectively, “280G Benefits”) and (ii) the aggregate value of such 280G Benefits, when valued in accordance with Section 280G of the Code, equals an amount that would subject the Executive to an excise tax under Section 4999 of the Code, then the 280G Benefits shall be automatically reduced to the extent necessary so that no portion thereof shall be subject to the excise tax; provided, however, that the 280G Benefits shall be so reduced only if (X) the excise tax under Section 4999 of the Code is, in fact, a taxable obligation of the Executive; and (Y) the reduced 280G Benefits received by the Executive, less all applicable Federal, state and local taxes, would be greater than the unreduced 280G Benefits to be received by the Executive, less all applicable Federal, state and local taxes including the excise tax required to be paid under Section 4999 of the Code. If one or more reductions are required under this Section 4(f), the 280G Benefits shall be reduced (first from cash payments and then from non-cash benefits, in each such case first from amounts not subject to Section 409A of the Code and then from amounts subject to Section 409A of the Code, with the Payments that otherwise would be made last in time reduced first), and the Bank shall pay such reduced amount to the Executive.

In addition, the Executive acknowledges and agrees that, subject to the following paragraph, the Executive is not entitled to any reimbursement by the Bank for any taxes payable by the Executive as a result of the payments received by the Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code. For the avoidance of doubt, the determination of whether a payment is a “parachute payment” under this Section 4(f) shall be made by the Bank and include, in part, an analysis of whether (i) the Bank is subject to Section 280G of the Code, (ii) the Executive is a “disqualified individual” under Section 280G of the Code, and (iii) the payment is exempt from being considered a “parachute payment” under Section 280G of the Code. Any calculations of the benefit owed with respect to this Section 4(f) shall be made by a tax accountant or lawyer selected and paid by the Bank other than the Bank’s regular external auditors.

As a result of the uncertainty in the application of Section 280G at the time that the Bank makes its determinations under this Section and the complexities of the underlying 280G Benefits, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). Following a reduction in benefits pursuant to the first paragraph of this Section 4(f), if the Bank determines, based on the assertion of a deficiency by the Internal Revenue Service against the Bank or the Executive, which assertion the Bank believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, and if the Bank believes that it made reasonable good-faith efforts to determine all 280G Benefits correctly, the Bank will indemnify the Executive against all taxes and penalties resulting from such Overpayment. If the Bank determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Bank will notify the Executive of that determination and will promptly pay the amount of that Underpayment to the Executive with interest.

5.    No Obligation to Seek Further Employment; No Effect on Other Contractual Rights.

(a)    The Executive shall not be required to seek other employment, nor shall any payment made under this Agreement be reduced by any compensation received from other employment.

(b)    The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Plan.

6.    Successor to the Bank.

(a)    This Agreement is binding upon the successors and assigns of the Bank. The Bank and its successors and assigns will require any successor or assign (whether direct or indirect, in a Reorganization, by operation of law, or otherwise) to all or substantially all of the business and/or assets of the Bank, to enter into a written agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. In such event, the Bank agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Bank, the term “Bank” shall include such employer. Whether or not another entity becomes the successor or assign of the Bank under this Agreement, the maximum amount which the Executive may receive from all sources under this Agreement in an Eligible Termination shall be the amounts set forth in Section 4 hereof.

(b)    This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by notice in writing executed by the Executive and filed with the Bank, or failing such designation, to the Executive’s estate.

7.    Late Payment of Benefits. Any payment made later than the time provided for in Section 4(a) of this Agreement for whatever reason, including, without limitation, the reasons set forth in Section 4(c), shall include interest at the Bank’s cost of funds plus five percent (5%), which shall begin to accrue on the sixtieth (60th) day following the Executive’s Payment Determination Date.

8.     Employment Rights. This Agreement shall not confer upon the Executive any right to continue in the employ of the Bank and shall not in any way affect the right of the Bank to dismiss or otherwise terminate the Executive’s employment at any time and for any reason with or without cause. This Agreement is not intended (i) to be an employment agreement or (ii) to define all aspects of the employment relationship between the Bank and the Executive including, but not limited to applicable employment or benefit policies of the Bank. To the extent there is any conflict between the terms hereof and the terms of any employment or benefit policies of the Bank, the terms of this Agreement shall control. Except as expressly provided in this Agreement, any payments or benefits to which the Executive may be entitled under Section 4 hereof shall not constitute eligible wages under any employee benefit plan or policy of the Bank.

9.    Tax Withholding. The Bank will withhold from any amounts payable to Executive under this Agreement to satisfy all applicable federal, state, local or other withholding taxes. All amounts payable under Section 4(a) are considered “wages” to be reported on Form W-2. The normal withholding rules for wages apply. The Bank will also withhold any excise taxes owed under Code Section 4999.

10.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder or exception therefrom, and shall be construed and administered in accordance with Section 409A of the Code or such exemption or exception, as applicable. Any payments to be made under this Agreement upon a termination of employment shall only be made, subject to the terms of this Agreement, if the termination of employment also constitutes a “separation from service” under Section 409A of the Code. If the Executive is entitled to any reimbursement of expenses or in-kind benefits that are includable in the Executive’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Bank or its respective directors, officers, employees or advisors be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

11.    No Prohibited Payments. Notwithstanding any other provision of this Agreement to the contrary, (i) the Executive acknowledges that the Bank will comply with any applicable statutory or regulatory requirements relating to the payment of amounts under this Agreement, or otherwise, (ii) in this regard, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with, including receipt of any required regulatory approvals, any applicable law, regulation, or regulatory requirement, and (iii) in the event that a governmental authority, or a court having jurisdiction, directs that any portion or all of the amounts provided in this Agreement may not be paid to the Executive by the Bank, the Executive agrees that (A) the Executive will not be entitled to such payments, and (B) if previously paid, the Executive will return to the Bank the amount of such payment specified in such order. Such repayment shall be made within twenty (20) business days after written demand by the Bank and the order is delivered to the Executive. If any proceeding is commenced in which the legality of any payments made or to be made under this Agreement is at issue, the Bank will provide the Executive with written notice promptly after it has notice thereof, to the extent not prohibited by applicable law.

12.     Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by a nationally-recognized overnight courier service, or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Bank:

Federal Home Loan Bank of Pittsburgh
301 Grant Street
Pittsburgh, PA 15219
Attention: Chair of the Board of Directors

With a copy to the President as well as the General Counsel

If to the Executive:

To the last address on file with the Bank’s Human Resources department or such other address as either party may have furnished to the other in writing in accordance herewith. Any notice shall be effective upon receipt.

13.     Legal Fees and Expenses. The Bank shall pay all reasonable legal fees and expenses which the Executive may incur as a result of the Bank’s contesting the validity or enforceability of this Agreement or the calculation of amounts payable hereunder so long as the Executive is wholly or partially successful on the merits or the parties agree to a settlement of the dispute.

14.    Term. This Agreement shall commence on the date it is fully executed by both parties and shall continue in effect for three years thereafter; provided, however, that on each anniversary of the effective date of this Agreement, this Agreement shall automatically extend for an additional year unless the Bank provides Executive with written notice of non-renewal at least six (6) months prior to such anniversary. This Agreement shall remain in effect during the employment of the Executive by the Bank, its successors or assigns, and shall survive termination of such employment until all payments and benefits, if any, under this Agreement have been paid or satisfied.

15.    Arbitration.

(a)    Disputes regarding this Agreement are subject to arbitration and shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its “Employment Arbitration Rules and Mediation Procedures” and successor rules as may be in effect from time to time (referred to herein as the “Rules”) for individual employment agreements. The arbitration shall be heard and determined by a panel of three (3) arbitrators, with one selected by the Bank, one selected by the Executive and one selected by the AAA, and each such arbitrator shall be an attorney having experience and familiarity with employment disputes. The arbitration proceeding shall occur in the Pittsburgh, Pennsylvania metropolitan area. The costs of arbitration for each party and the arbitrators’ fees shall be allocated in accordance with the above-referenced AAA Rules. The arbitration and all related proceedings and discovery shall take place pursuant to a protective order entered by the arbitrators that adequately protects the confidential nature of the parties’ confidential information. In no event shall any arbitration award provide a remedy beyond those permitted under this Agreement, and any award providing a remedy beyond those permitted under this Agreement shall not be confirmed, no presumption of validity shall attach, and such award shall be vacated.

(b)    If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Termination, the parties shall promptly proceed to arbitration as provided in (a) above. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Executive his base salary and provide such other compensation and benefits, all as in effect immediately prior to the Notice of Termination. If it is determined that the Executive is not entitled to any compensation under Section 4 of this Agreement, the Executive shall return all cash amounts to the Bank promptly following the date of resolution by arbitration, with interest thereon commencing as of the date of the resolution of the dispute by arbitration at the prime rate of interest as published by the Wall Street Journal from time to time. Any cash amounts paid to the Executive pending the resolution of the dispute by arbitration shall offset any amounts determined to be due to the Executive under Section 4.

16.    Miscellaneous.

(a)    No Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party or parties hereto to be bound.

(b)    No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (excluding conflicts of laws principles), except to the extent such law is preempted by the laws of the United States.

(e)    Headings. Section or paragraph headings contained herein are for convenience of reference only and are not to be considered a part of this Agreement.

(f)    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(g)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written and is effective as of the _19th_ day of ___December___, 2024.

FEDERAL HOME LOAN BANK OF
THE EXECUTIVE:                    PITTSBURGH:

/s/ David G. Paulson                 By:____/s/ Brendan J. McGill__________
David G. Paulson                        Chair, The Board of Directors